As filed with the Securities and Exchange Commission on March 11, 2009

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trina Solar Limited

(Exact Name of Registrant as Specified in Its Charter)

Cayman Islands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

No. 2 Tian He Road

Electronics Park, New District

Changzhou, Jiangsu 213031

People’s Republic of China

(Address of Principal Executive Offices and Zip Code)

Trina Solar Limited Share Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

Copies to:

David T. Zhang

Latham & Watkins

41st Floor, One Exchange Square

8 Connaught Place, Central

Hong Kong S.A.R., China

(852) 2522-7886

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee (2)
Ordinary shares, $0.00001 par value per share (3)(4)	100,000,000 shares	$6.605	$6,605,000	$259.58

(1)	This Registration Statement registers 100,000,000 ordinary shares, representing additional shares of our ordinary shares that became available for issuance under the Share Incentive Plan (the “Plan”) pursuant to an amendment to the Plan approved by our shareholders at the annual meeting of shareholders held on August 29, 2008. In accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional ordinary shares which become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our ordinary shares.
(2)	The proposed maximum offering price per share and the proposed maximum aggregate offering price of 100,000,000 ordinary shares available for future grants have been estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based upon the average of the high and low prices on the New York Stock Exchange on March 5, 2009.
(3)	These ordinary shares may be represented by the Registrant’s ADSs, each of which represents 100 ordinary shares. The Registrant’s ADSs issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (333-139161), as amended.
(4)	Any ordinary shares covered by an award granted under the Plan (or portion of an award) which is forfeited, canceled or expired (whether voluntarily or involuntarily) shall be deemed not to have been issued for purposes of determining the maximum aggregate number of ordinary shares which may be issued under the Plan. Ordinary shares that actually have been issued under the Plan pursuant to an award shall not be returned to the Plan and shall not become available for future issuance under the Plan, except that if unvested ordinary shares are forfeited or repurchased by the Company at their original issue price, such ordinary shares shall become available for future grant under the Plan.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers the offer and sale of an additional 100,000,000 ordinary shares of Trina Solar Limited for issuance under Trina Solar Limited Share Incentive Plan. In accordance with Instruction E to Form S-8, the contents of the prior Registration Statement (File No. 333- 144445) is hereby incorporated by reference.

Item 3.	Incorporation of Documents by Reference.

The following documents filed by Trina Solar Limited (the “Registrant”) with the Commission are incorporated by reference herein:

(a) The Registrant’s annual report on Form 20-F for the fiscal year ended December 31, 2007, filed with the Securities and Exchange Commission (the “Commission”) on June 26, 2008;

(b) The Registrant’s Reports of Foreign Private Issuer on Form 6-K filed with the Commission on February 4, 2008, March 5, 2008, March 10, 2008, April 3, 2008, April 15, 2008, June 6, 2008, June 26, 2008, July 16, 2008, July 16, 2008, July 18, 2008, July 23, 2008, July 24, 2008, August 19, 2008, August 26, 2008, September 2, 2008, October 17, 2008, November 13, 2008, November 20, 2008, November 21, 2008, February 17, 2009 and March 4, 2009; and

(c) The description of ordinary shares contained in the Registrant’s registration statement on Form 8-A (File No. 001-33195) filed with the Commission on December 7, 2006, including any amendment and report subsequently filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the effective date of this Registration Statement, prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Registration Statement, except as so modified or superseded.

Item 8.	Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Changzhou, Jiangsu Province, People’s Republic of China, on March 11, 2009.

TRINA SOLAR LIMITED

By:	/s/ Jifan Gao
Name:	Jifan Gao
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Jifan Gao and Terry Wang, with full power to act alone, as his or her true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jifan Gao	Chairman and Chief Executive Officer (principal executive officer)	March 11, 2009
Name: Jifan Gao

/s/ Terry Wang	Chief Financial Officer (principal financial and accounting officer)	March 11, 2009
Name: Terry Wang

Signature	Title	Date

/s/ Liping Qiu	Director	March 11, 2009
Name: Liping Qiu

/s/ Sean Hsiyuan Tzou	Director	March 11, 2009
Name: Sean Hsiyuan Tzou

/s/ Jerome Corcoran	Director	March 11, 2009
Name: Jerome Corcoran

/s/ Peter Mak	Director	March 11, 2009
Name: Peter Mak

/s/ Qian Zhao	Director	March 11, 2009
Name: Qian Zhao

/s/ Junfeng Li	Director	March 11, 2009
Name: Junfeng Li

/s/ Donald J. Puglisi	Authorized U.S. Representative	March 11, 2009
Name: Donald J. Puglisi Title: Managing Director, Puglisi & Associates

TRINA SOLAR LIMITED

EXHIBIT INDEX

Exhibit Number	Description
4.1	Amended and Restated Deposit Agreement among the Registrant, the Depositary and Owners and Beneficial Owners of the American Depositary Shares dated as of November 21, 2008 (incorporated by reference to Exhibit 1 to the Registrant’s Post-effective Amendment to Registration Statement on Form F-6 (File No. 333-139161) filed with the Securities and Exchange Commission on November 21, 2008)

5.1*	Opinion of Conyers Dill & Pearman

10.1*	Amended and Restated Share Incentive Plan

23.1*	Consent of Deloitte Touche Tohmatsu, Independent Registered Public Accounting Firm

23.2*	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.